Exhibit 3(a)(2)

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A

(Only one document may be corrected per certificate.)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Name of document with inaccuracy or defect.
3. Filing date of document with inaccuracy or defect.
4. Brief description of inaccuracy or defect.
5. Correction of inaccuracy or defect.
6. Must be signed by Authorized Signer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Eastside Distilling, Inc. Entity or Nevada Business Identification Number (NVID): NV20041379435
2. Document:	Name of document with inaccuracy or defect: Certificate of Designation of the Series G Preferred Stock
3. Filing Date:	Filing date of document which correction is being made: November 26, 2024
4. Description:	Description of inaccuracy or defect: A scrivener's error omitted text from Section 3(b) that is necessary to comply with Nasdaq Rules.
5. Correction:	Correction of inaccuracy or defect: The sentence set forth on Exhibit A to this Certificate will be added to Section 3(b) to achieve compliance with Nasdaq Rules.
6. Signature: (Required)	X /s/ Geoffrey Gwin **Signature** 12/2/24 Date

This form must be accompanied by appropriate fees.

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Revised: 8/1/2023

EXHIBIT A TO

the Certificate of Correction to the

Certificate of Designations, Preferences and Rights of the

Series G Convertible Preferred Stock of

Eastside Distilling, Inc.

December 2, 2024

WHEREAS, pursuant to the authority expressly conferred upon the Board of Directors (the “Board”) of Eastside Distilling, Inc., a Nevada corporation (the “Company”) and by the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), the Board previously designated the Series G Convertible Preferred Stock and the number of shares constituting such series, and fixed the rights, powers, preferences, privileges, limitations and restrictions relating to such series in addition to any set forth in the Articles of Incorporation, and the Company filed the Certificate of Designations, Preferences and Rights of the Series G Convertible Preferred Stock (the “Certificate of Designations”) on November 26, 2024. Capitalized words and phrases used and not defined herein shall have the meanings set forth in in the Certificate of Designations; and

WHEREAS, Section 3(b) of the Certificate of Designations contained a scrivener’s error with respect to the conversion provisions set forth therein.

NOW, THEREFORE, the Certificate of Designations is hereby corrected as follows:

Section 3(b) is hereby corrected by adding the following sentence to the end of that Section:

Notwithstanding anything herein to the contrary, in no event shall the Conversion Price be reduced to less than 20% of the “Minimum Price” as such term is defined by the rules and regulations of The Nasdaq Stock Market LLC.

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